Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan of Tejas Incorporated of our report dated March 4, 2004 (except for matters disclosed in Note 1, paragraphs 2 and 3, as to which the date is December 9, 2004), with respect to the consolidated financial statements of Tejas Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
May 25, 2005